                                                                    EXHIBIT 10.3








                                 $350,000,000.00

                  FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

                                      among

                            STONE ENERGY CORPORATION

                                  as Borrower,

                           THE FINANCIAL INSTITUTIONS
                         NAMED IN THIS CREDIT AGREEMENT

                                    as Banks,

                              BANK OF AMERICA, N.A.
                            as Administrative Agent,

                               FLEET NATIONAL BANK
                              as Syndication Agent,

                                  BANK ONE, NA
                           as Documentation Agent, and

                         U.S. BANK NATIONAL ASSOCIATION,
                            FORTIS CAPITAL CORP., and
                                BANK OF MONTREAL
                                  as Co-Agents

                                December 20, 2001

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.          Certain Defined Terms...................................1
Section 1.2.          Computation of Time Periods............................12
Section 1.3.          Accounting Terms; Changes in GAAP......................12
Section 1.4.          Types of Advances......................................13
Section 1.5.          Miscellaneous..........................................13

                                   ARTICLE II
                                CREDIT FACILITIES

Section 2.1.          Commitment for Advances................................13
Section 2.2.          Borrowing Base.........................................14
Section 2.3.          Method of Borrowing....................................15
Section 2.4.          Prepayment of Advances.................................17
Section 2.5.          Repayment of Advances..................................19
Section 2.6.          Letters of Credit......................................20
Section 2.7.          Fees...................................................23
Section 2.8.          Interest...............................................24
Section 2.9.          Payments and Computations..............................25
Section 2.10.         Sharing of Payments, Etc...............................26
Section 2.11.         Breakage Costs.........................................26
Section 2.12.         Increased Costs........................................27
Section 2.13.         Taxes..................................................28

                                   ARTICLE III
                              CONDITIONS OF LENDING

Section 3.1.          Conditions Precedent to Amendment and Restatement......29
Section 3.2.          Conditions Precedent to All Borrowings.................31

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.1.          Corporate Existence; Subsidiaries......................32
Section 4.2.          Corporate Power........................................32
Section 4.3.          Authorization and Approvals............................32
Section 4.4.          Enforceable Obligations................................32
Section 4.5.          Financial Statements...................................33
Section 4.6.          True and Complete Disclosure...........................33
Section 4.7.          Litigation.............................................33
Section 4.8.          Use of Proceeds........................................33
Section 4.9.          Investment Company Act.................................34
Section 4.10.         Public Utility Holding Company Act.....................34
Section 4.11.         Taxes..................................................34
Section 4.12.         Pension Plans..........................................34

Section 4.13.         Condition of Property; Casualties......................35
Section 4.14.         No Burdensome Restrictions; No Defaults................35
Section 4.15.         Environmental Condition................................35
Section 4.16.         Permits, Licenses, Etc.................................36
Section 4.17.         Gas Contracts..........................................36

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

Section 5.1.          Compliance with Laws, Etc..............................36
Section 5.2.          Maintenance of Insurance...............................37
Section 5.3.          Preservation of Corporate Existence, Etc...............37
Section 5.4.          Payment of Taxes, Etc..................................37
Section 5.5.          Visitation Rights......................................37
Section 5.6.          Reporting Requirements.................................38
Section 5.7.          Maintenance of Property................................40
Section 5.8.          New Subsidiaries.......................................40

                                   ARTICLE VI
                               NEGATIVE COVENANTS

Section 6.1.          Liens, Etc.............................................41
Section 6.2.          Debts, Guaranties, and Other Obligations...............42
Section 6.3.          Agreements Restricting Liens and Distributions.........42
Section 6.4.          Merger or Consolidation; Asset Sales...................42
Section 6.5.          Restricted Payments....................................43
Section 6.6.          Investments............................................43
Section 6.7.          Limitation on Speculative Hedging......................43
Section 6.8.          Affiliate Transactions.................................43
Section 6.9.          Compliance with ERISA..................................44
Section 6.10.         Maintenance of Ownership of Subsidiaries...............44
Section 6.11.         Sale-and-Leaseback.....................................44
Section 6.12.         Change of Business.....................................44
Section 6.13.         Debt to EBITDA Ratio...................................44
Section 6.14.         Tangible Net Worth.....................................44
Section 6.15.         Subordinated Debt......................................45

                                   ARTICLE VII
                                    REMEDIES

Section 7.1.          Events of Default......................................45
Section 7.2.          Optional Acceleration of Maturity......................47
Section 7.3.          Automatic Acceleration of Maturity.....................47
Section 7.4.          Right of Set-off.......................................48
Section 7.5.          Actions Under Credit Documents.........................48
Section 7.6.          Non-exclusivity of Remedies............................48

                                  ARTICLE VIII
                         THE AGENT AND THE ISSUING BANK

Section 8.1.          Authorization and Action...............................48
Section 8.2.          Agent's Reliance, Etc..................................49
Section 8.3.          The Agent and Its Affiliates...........................49
Section 8.4.          Bank Credit Decision...................................49
Section 8.5.          Indemnification........................................50
Section 8.6.          Successor Agent and Issuing Bank.......................50

                                   ARTICLE IX
                                  MISCELLANEOUS

Section 9.1.          Amendments, Etc........................................51
Section 9.2.          Notices, Etc...........................................51
Section 9.3.          No Waiver; Remedies....................................51
Section 9.4.          Costs and Expenses.....................................52
Section 9.5.          Binding Effect.........................................52
Section 9.6.          Bank Assignments and Participations....................52
Section 9.7.          Indemnification........................................54
Section 9.8.          Execution in Counterparts..............................54
Section 9.9.          Survival of Representations, Etc.......................54
Section 9.10.         Severability...........................................54
Section 9.11.         Business Loans.........................................55
Section 9.12.         Governing Law..........................................55

EXHIBITS:

         Exhibit A         -       Form of Assignment and Acceptance
         Exhibit B         -       Form of Compliance Certificate
         Exhibit C         -       Form of Guaranty
         Exhibit D         -       Form of Note
         Exhibit E         -       Form of Notice of Borrowing
         Exhibit F         -       Form of Notice of Conversion or Continuation
         Exhibit G         -       Form of Letter of Credit Application
         Exhibit H-1       -       Form of Borrower's General Counsel Opinion
         Exhibit H-2       -       Form of Agent's Counsel Opinion

SCHEDULES:

         Schedule 1        -       Commitments; Borrower, Agent, and Bank Notice
                                   Information; Lending Offices and Wire
                                     Instructions
         Schedule 4.7      -       Existing Litigation
         Schedule 4.15(a)  -       Existing Environmental Concerns
         Schedule 4.15(b)  -       Designated Environmental Sites
         Schedule 6.1      -       Permitted Existing Liens
         Schedule 6.2      -       Permitted Existing Debt
         Schedule 6.8      -       Affiliate Transactions

                  FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

         This Fourth Amended and Restated Credit Agreement dated as of December 20, 2001 is among Stone Energy Corporation, a Delaware corporation, the Banks (as defined below), and Bank of America, N.A., as administrative agent for the Banks.

         The Borrower, the Banks, and the Agent agree as follows:

                                  INTRODUCTION

         A. The Borrower, the Agent, and the Banks are parties to the Third Amended and Restated Credit Agreement dated as of July 30, 1997 (as the same has been amended, supplemented, or otherwise modified from time to time, the "Existing Credit Agreement").

         B. The Borrower, the Agent, and the Banks have agreed to amend and restate the Existing Credit Agreement by entering into this Agreement.

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acquired Company" means Conoco Offshore Inc. or, prior to any merger of the Acquired Company with the Borrower, any successor entity.

         "Acquired Properties" means the properties acquired under the Acquisition Agreement, including the stock of the Acquired Company.

         "Acquisition Agreement" means, collectively (a) the Purchase and Sale Agreement by and between Conoco Inc. and Conoco Offshore Pipe Line Company as assignors and the Borrower as assignee and (b) the Share and Pipeline Purchase Agreement by and between Conoco Inc. and Conoco Offshore Pipe Line Company as sellers and the Borrower as buyer, in form and substance satisfactory to the Agent and the Majority Banks.

         "Adjusted Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Base Rate in effect on such day and
(b) the Federal Funds Rate in effect on such day plus 1.00%.

         "Advance" means any advance by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

         "Agent" means Bank of America, N.A., in its capacity as an administrative agent pursuant to Article VIII and any successor administrative agent pursuant to Section 8.6.

         "Agent's Fee Letter" has the meaning specified in Section 2.7(b).

         "Agreement" means this Fourth Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

         "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base Rate Advance and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

         "Applicable Margin" means, for any day, the following percentages based upon the ratio of (a) the aggregate outstanding amount of Advances plus the Letter of Credit Exposure to (b) the Borrowing Base as of such day:

Ratio of Outstanding Advances   Applicable Margin Base       Applicable Margin            Applicable Margin
to Borrowing Base               Rate Advances                Eurodollar Rate Advances     Commitment Fees
-----------------------------   ----------------------       ------------------------     ---------------
Less than .30                   0.00%                        1.250%                       0.50%
Greater than or equal to .30    0.00%                        1.375%                       0.50%
but less than .60
Greater than or equal to .60    0.00%                        1.500%                       0.50%
but less than .90
Greater than or equal to .90    0.00%                        1.750%                       0.500%

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached Exhibit A.

         "Banks" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.6.

         "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Bank of America, N.A., as its base rate, whether or not the Borrower has notice thereof.

         "Base Rate Advance" means an Advance which bears interest as provided in Section 2.8(a).

         "Borrower" means Stone Energy Corporation, a Delaware corporation.

         "Borrowing" means, subject to Sections 2.3(c)(ii) and 2.4(e), a borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.3(a), continued by each Bank pursuant to Section 2.3(b), or Converted by each Bank to Advances of a different Type pursuant to Section 2.3(b).

         "Borrowing Base" means, for any date of its determination by the Majority Banks or all of the Banks, as the case may be, in accordance with
Section 2.2.

         "Business Day" means a day of the year on which banks are not required or authorized to close in Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

         "Capital Leases" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

         "Cash Collateral Account" means a special interest bearing cash collateral account pledged to the Agent for the ratable benefit of the Banks containing cash deposited pursuant to Sections 2.4(b) or (c), 7.2(b), or 7.3(b) to be maintained at the Agent's office in accordance with Section 2.6(g) and bear interest or be invested in the Agent's reasonable discretion.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

         "Commitment" means, for any Bank, the amount set opposite such Bank's name on the Schedule 1 as its Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Commitment in the Register maintained by the Agent pursuant to Section 9.6(c), as such amount may be reduced or terminated pursuant to Article VII.

         "Compliance Certificate" means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

         "Controlled Group" means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414 of the Code.

         "Convert," "Conversion," and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(b).

         "Credit Documents" means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

         "Debt," for any Person, means without duplication:

         (a) indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

         (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

         (c) obligations of such Person to pay the deferred purchase price of property or services;

         (d) obligations of such Person as lessee under Capital Leases;

         (e) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses
(a) through (d) above;

         (f) indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) secured by any Lien on or in respect of any Property of such Person; and

         (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

         "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Dollar Equivalent" means for all purposes of this Agreement, the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by Bank of America, N.A., at 10:00 a.m. (Dallas, Texas, time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

         "Dollars" and "$" means lawful money of the United States of America.

         "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on
Schedule 1 or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

         "EBITDA" means, with respect to any Person and for any period of its determination, the consolidated Net Income, excluding extraordinary items, of such Person for such period, plus the consolidated interest expense, income taxes, depreciation, depletion, and amortization of such Person for such period.

         "Effective Date" means the date on which each of the conditions precedent in Section 3.1 have been met or waived.

         "Eligible Assignee" means any commercial bank organized under the laws of any country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000.00 (or its Dollar Equivalent) and approved by the Agent in its sole discretion and the Borrower, which approval by the Borrower will not be unreasonably withheld.

         "Environment" or "Environmental" shall have the meanings set forth in 43 U.S.C. Section 9601(8) (1988).

         "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

         "Environmental Law" means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

         "Environmental Permit" means any permit, license, order, approval or other authorization under Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

         "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on
Schedule 1 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

         "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance, the interest rate per annum (rounded upward to the nearest 1/100 of 1% per annum) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for the Interest Period for each Eurodollar Rate Advance, the interest rate per annum (rounded upward to the nearest 1/100 of 1% per annum) appearing on Reuters Screen LIBO page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates.

         "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.8(b).

         "Eurodollar Rate Reserve Percentage" of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         "Event of Default" has the meaning specified in Section 7.1.

         "Existing Letters of Credit" means the letters of credit outstanding on the date of this Agreement issued for the account of the Borrower or its Subsidiaries which are described in the attached Schedule 6.2, as the same may be amended, supplemented, and otherwise modified from time to time.

         "Existing Letter of Credit Exposure" means at any time, the sum of (a) the aggregate undrawn maximum face amount of each Existing Letter of Credit at such time, plus (b) the aggregate unpaid amount of all reimbursement obligations for payments made under Existing Letters of Credit at such time.

         "Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

         "Financial Statements" means the balance sheet and statements of operations, stockholders' equity and cash flow dated December 31, 2000 referred to in Section 4.5, copies of which have been delivered to the Agent and the Banks.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

         "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Borrower's Subsidiaries or any of their respective Properties.

         "Guaranties" means each Guaranty in favor of the Agent for the ratable benefit of the Banks in the form of the attached Exhibit C executed on the date hereof or as required by Section 5.8, as the same may be amended, supplemented, or otherwise modified from time to time.

         "Guarantors" means each Material Subsidiary of the Borrower which has executed a Guaranty on the date hereof or as required by Section 5.8.

         "Hazardous Substance" means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

         "Hazardous Waste" means the substances regulated as such pursuant to any Environmental Law.

         "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by Section 2.3 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by Section 2.3. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Agent not later than 10:00 a.m. (Dallas, Texas, time) on, the third Business Day prior to the first day of such Interest Period select; provided, however, that:

         (a) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;

         (b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

         (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such

Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

         (d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

         "Interim Financial Statements" means the unaudited balance sheet and statements of operations and cash flow dated as of September 30, 2001, referred to in Section 4.5.

         "Issuing Bank" means Bank of America, N.A., and any successor issuing bank pursuant to Section 8.6.

         "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X.

         "Letter of Credit" means, individually, any letter of credit issued by the Issuing Bank which is subject to this Agreement and "Letters of Credit" means all such letters of credit collectively, provided that the Existing Letters of Credit shall not be Letters of Credit hereunder until made Letters of Credit under this Agreement by the Issuing Bank at the time such Existing Letters of Credit are replaced or rolled over.

         "Letter of Credit Application" means the Issuing Bank's standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by the Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit, which form or forms as of the date of this Agreement are in the form of the attached Exhibit G, as the same may be amended, supplemented, and otherwise modified from time to time.

         "Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.

         "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time, plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

         "Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

         "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

         "Liquid Investments" means:

         (a) debt securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, with maturities of no more than two years from the date of acquisition;

         (b) commercial paper of a domestic issuer rated at the date of acquisition not less than P1 by Moody's Investor Service, Inc., or A1 by Standard & Poor's Corporation;

         (c) certificates of deposit, demand deposits, Eurodollar time deposits, overnight bank deposits, and bankers' acceptances, with maturities of no more than two years from the date of acquisition, issued by any Bank or any bank or trust company organized under the laws of the United States or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, and having capital and surplus aggregating at least $100,000,000.00;

         (d) corporate bonds, mortgaged-backed securities, and municipal bonds of a domestic issuer rated at the date of acquisition Aaa by Moody's Investor Service, Inc., or AAA by Standard & Poor's Corporation, with maturities of no more than two years from the date of acquisition;

         (e) repurchase agreements secured by debt securities of the type described in part (a) above, the market value of which, including accrued interest, is not less than 100% of the amount of the repurchase agreement, with maturities of no more than two years from the date of acquisition, issued by or acquired from or through any Bank or any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus aggregating at least $100,000,000.00; and

         (f) money market funds;

provided that (i) investments in any one issuer, excluding the United States government or any agency or instrumentality thereof, shall not exceed 20% of total fixed-income Liquid Investments based on market value at the time of acquisition, (ii) fixed-income holdings shall not exceed 5% of all Investments at any time, and (iii) certificates of deposit, commercial paper, corporate bonds, mortgaged-backed securities, or municipal bonds issued by any one issuer shall not exceed 5% of all Liquid Investments at any time.

         "Majority Banks" means, at any time and except as provided in the last sentence of this definition, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time, but in no event less than two Banks at any time when there are three or more Banks; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, "Majority Banks" shall mean Banks having at least 66-2/3% of the aggregate amount of the Commitments at such time, but in no event less than two Banks at any time when there are three or more Banks. For any determination under Section 2.2, "66-2/3%" in the foregoing sentence shall be "75%."

         "Material Adverse Change" means (a) a material adverse change in the business, financial condition, or results of operations of the Borrower or any of its Subsidiaries, or (b) the occurrence and continuance of any event or circumstance which could reasonably be expected

(i) to have a material adverse effect on the Borrower's or any Guarantor's ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Credit Document or (ii) to cause a Default.

         "Material Subsidiary" means, (a) in the case of Subsidiaries of the Borrower existing on September 30, 2001, as of any date of its determination, a Subsidiary of the Borrower (i) with assets constituting 10% or more of the Borrower's consolidated assets on such date, (ii) that contributed more than 5% of the Borrower's consolidated EBITDA for the four-quarter period ending on or before such date, or (iii) the Borrower has designated to be Material Subsidiary and (b) in the case of Subsidiaries of the Borrower created or acquired after September 30, 2001, as of any date of its determination, a Subsidiary of the Borrower (i) with assets constituting 5% or more of the Borrower's consolidated assets on such date, (ii) that contributed more than 5% of the Borrower's consolidated EBITDA for the four-quarter period ending on or before such date, or (iii) the Borrower has designated to be Material Subsidiary.

         "Maturity Date" means the earlier of (a) December 20, 2004 or (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(b) or
Article VII.

         "Maximum Rate" means the maximum nonusurious interest rate under applicable law.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

         "Net Income" means, for any Person and for any period of its determination, the net income of such Person determined in accordance with GAAP consistently applied.

         "Net Worth" means, for any Person that is a corporation and as of any date of its determination, the consolidated total assets of such Person less the total liabilities of such Person, determined in accordance with GAAP consistently applied.

         "Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit D, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank.

         "Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.

         "Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

         "Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower to the Agent or the Banks under the Credit Documents.

         "Oil and Gas Properties" means fee, leasehold or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any state of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and incidental rights belonging thereto.

         "Oil and Gas Reserve Report" means each engineering report covering the Borrower's consolidated Oil and Gas Properties provided to the Agent pursuant to
Section 5.6(c).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Liens" means the Liens permitted to exist pursuant to
Section 6.1.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

         "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

         "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

         "Pro Rata Share" means, with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank's Commitments at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

         "Register" has the meaning set forth in paragraph (c) of Section 9.6.

         "Regulations T, U, and X" mean Regulations T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Reimbursement Obligations" means all of the obligations of the Borrower to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and
Section 2.6(d).

         "Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

         "Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

         "Responsible Officer" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, and Vice Presidents.

         "Restricted Payment" means, with respect to any Person, any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption, or other acquisition of, any shares of any capital stock of such Person, other than dividends payable in such Person's stock.

         "Subsidiary" of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

         "Tangible Net Worth" means, for any Person that is a corporation and as of the date of its determination, the consolidated Net Worth of such Person, excluding all consolidated intangible assets of such Person, as determined in accordance with GAAP consistently applied.

         "Termination Event" means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or
(e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

         "Type" has the meaning set forth in Section 1.4.

         "Voting Securities" means with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

         Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         Section 1.3. Accounting Terms; Changes in GAAP.

         (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

         (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in
Section 1.1 shall be based upon the
consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission regarding financial reporting) and consistent with the principles applied in preparing the Financial Statements.

         Section 1.4. Types of Advances. Advances are distinguished by "Type." The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.

         Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

                                   ARTICLE II

                                CREDIT FACILITIES

         Section 2.1. Commitment for Advances.

         (a) Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Maturity Date in an aggregate outstanding amount up to but not to exceed an amount equal to (i) the lesser of such Bank's Commitment or such Bank's Pro Rata Share of the Borrowing Base less (ii) the sum of (A) such Bank's Pro Rata Share of the Letter of Credit Exposure, and (B) such Bank's Pro Rata Share of the Existing Letter of Credit Exposure provided that the sum of (1) the outstanding amount of all Advances made by such Bank, (2) such Bank's Pro Rata Share of the Letter of Credit Exposure, and (3) such Bank's Pro Rata Share of the Existing Letter of Credit Exposure shall not exceed such Bank's Commitment. Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than $500,000.00 and in integral multiples of $100,000.00 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $2,000,000.00 or in integral multiples of $1,000,000.00 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Within the limits of each Bank's Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

         (b) Reduction of Commitment. The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction of the Commitments shall be in the aggregate amount of $5,000,000.00 or in integral multiples of $1,000,000.00 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.1(b) shall be permanent, with no obligation of the Banks to reinstate such Commitments and the commitment fees provided for in Section 2.7(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

         (c) Notes. The indebtedness of the Borrower to each Bank resulting from the Advances owing to such Bank shall be evidenced by a Note of the Borrower in the maximum principal amount of such Bank's Commitment.

         Section 2.2. Borrowing Base.

         (a) The Borrowing Base has been set by the Majority Banks and acknowledged by the Borrower as (i) as of the date hereof, $200,000,000.00, (ii) as of the date of the acquisition of the Acquisition Properties, $250,000,000.00.

         (b) From the date hereof through the Maturity Date and subject to the further provisions of this Section 2.2, the Borrowing Base shall be redetermined by the Majority Banks each May 1 and November 1 in accordance with Section 2.2(d) on the basis of information, including the Oil and Gas Reserve Reports required to be delivered before each such date supplied by Borrower in compliance with the provisions of this Agreement, such additional data concerning pricing, quantities of production, purchasers of production, and other information and engineering and geological data with respect thereto as the Agent or any Bank may reasonably request, together with all other information then available to the Agent and the Banks. Notwithstanding the foregoing, the Majority Banks may, in the exercise of their good faith discretion, make redeterminations of the Borrowing Base in accordance with
Section 2.2(d) (i) by providing written notice to the Borrower, but only two such requests may be made during any calendar year, (ii) from time to time on the basis of information then available to the Agent and the Banks regarding the Borrower's and the Guarantors' Oil and Gas Properties, and (iii) from time to time upon the occurrence of any Material Adverse Change.

         (c) The Borrower may request the Majority Banks to redetermine the Borrowing Base (i) by providing a written request to the Agent, but only two such requests may be made during any calendar year or (ii) in connection with the Borrower's or any Guarantor's acquisition of Oil and Gas Properties with a purchase price of $20,000,000 or more. In connection with any such request, the Borrower shall provide the Agent and the Banks with an interim reserve report prepared by the Borrower together with such other information, including additional data concerning pricing, quantities of production, purchasers of production, and other information and engineering and geological data, as the Agent or any Bank may reasonably request. Within 30 days following the receipt of such interim reserve report and other information, the Majority Banks shall make a redetermination of the Borrowing Base in accordance with Section 2.2(d).

         (d) Upon a redetermination of the Borrowing Base, the Agent shall propose a Borrowing Base to the Banks, and the Banks shall vote to approve or disapprove such proposed Borrowing Base. If the Majority Banks do not approve the proposed Borrowing Base, the Agent shall propose, and the Banks shall vote to approve or disapprove, another Borrowing Base, until the Majority Banks approve a Borrowing Base proposed by the Agent. Once the Majority Banks approve the proposed Borrowing Base, the Agent shall notify the Borrower of such redetermination. Until the Borrower receives such notification from the Agent, the Borrowing Base most recently established shall remain in effect, and thereafter the new Borrowing Base as set forth in such notification shall be in effect.

         (e) (i) Upon any asset sale permitted under Section 6.4(b)(ii), the Borrowing Base shall automatically be reduced on the date of such sale by subtracting from the Borrowing Base the value of the assets sold as determined from the most recent information compiled by the Agent and the Banks in connection with the most recent redetermination of the Borrowing Base and (ii) upon the issuance of any Debt permitted under Section 6.2(f), the Borrowing Base shall automatically reduce by 75% of the principal amount of such Debt.

         (f) The Borrowing Base shall represent the determination by the Majority Banks of the loan value of the Borrower's and the Guarantors' unencumbered Oil and Gas Properties, but the Agent and the Majority Banks shall make their determination and vote their approval, respectively, in accordance with the applicable definitions and provisions herein contained, each such Bank's standard policies regarding energy lending, industry lending practices, consultation with the Agent and the other Banks (but without requiring the approval of any such Bank), and consideration for the nature of the facilities established hereunder. The Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by Borrower to be essential for the adequate protection of the Agent and the Banks.

         (g) The Borrower shall also have the right to reduce the Borrowing Base once during the period from October 1 to March 31 and once during the period from April 1 to September 30 during each year by providing the Agent 30 days advance written notice of such reduction. The Agent shall promptly send to each Bank a copy of such notice and such reduction shall be effective on the date of the Agent's receipt of such notice.

         (h) As of the date of this Agreement, the Agent has provided the Borrower with the Agent's standard policies regarding energy lending. The Agent, but not any other Bank, agrees to provide the Borrower with written notice of any changes to such policies.

         Section 2.3. Method of Borrowing.

         (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 10:00 a.m. (Dallas, Texas, time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Borrowing or (ii) on the Business Day of the proposed Borrowing, in the case of a Base Rate Borrowing, by the Borrower to the Agent, which shall in turn give to each Bank prompt notice of such proposed Borrowing by telecopier or telex. Each Notice of a Borrowing shall be given by telecopier or telex, confirmed immediately in writing specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify each Bank of the applicable interest rate under
Section 2.8(b). Each Bank shall (A) in the case of a Eurodollar Rate Borrowing, before 10:00 a.m. (Dallas, Texas, time) on the date of such Borrowing and (B) in the case of a Base Rate Borrowing, before 3:00 p.m. (Dallas, Texas, time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.2, or such other location as the Agent may specify by notice to the Banks, in same day funds, such Bank's Pro Rata Share of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall make such funds available to the Borrower at its account with the Agent.

         (b) Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.3 by delivering an irrevocable Notice of Conversion or Continuation to the Agent at the Agent's office no later than 10:00 a.m. (Dallas, Texas, time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed conversion date in the case of a Conversion to a Borrowing comprised of Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Bank of the applicable interest rate under Section 2.8(b).

         (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and
(b) above:

                  (i) at no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Rate Advances;

                  (ii) if any Bank shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Bank shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Bank in respect of such Borrowing, Conversion, or continuation shall be a Base Rate Advance;

                  (iii) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

                  (iv) if the Majority Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

                  (v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1 and paragraph (b) above, the Agent shall forthwith so notify the Borrower and the Banks and such Advances shall be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

         (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost, or expense incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

         (e) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank shall not make available to the Agent such Bank's Pro Rata Share of such Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this
Section 2.3 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

         (f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

         Section 2.4. Prepayment of Advances.

         (a) Optional. The Borrower may prepay Advances, after giving by 10:00 a.m. (Dallas, Texas, time) (i) in the case of Eurodollar Rate Advances, at least two Business Days' or (ii) in case of Base Rate Advances, same Business Day's, irrevocable prior written notice to the Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any Borrowing comprised of Base Rate Advances shall be made in $100,000.00 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $500,000.00 and (B) any Borrowing comprised of Eurodollar Rate Advances shall be made in $1,000,000.00 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $2,000,000.00. Full prepayments of any Borrowing are permitted without restriction of amounts.

         (b) Borrowing Base Deficiency. Subject to Section 2.4.(d) below, if the aggregate outstanding amount of Advances plus the Letter of Credit Exposure plus the Existing Letter of Credit Exposure ever exceeds the Borrowing Base, the Borrower shall, within ten days after receipt of written notice of such condition from the Agent elect by written notice to the Agent to take one or more of the following actions to remedy the Borrowing Base deficiency:

                  (i) prepay Advances and, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base deficiency is cured within ten days after the Borrower's written election;

                  (ii) add additional Oil and Gas Properties acceptable to the Majority Banks to the Borrowing Base such that the Borrowing Base deficiency is cured within 30 days after the Borrower's written election; or

                  (iii) pay the deficiency in monthly installments in amounts not greater than one-half of the deficiency in any one monthly payment or such lesser amounts satisfactory to the Majority Banks for the prepayment of Advances and, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure such that the Borrowing Base deficiency is eliminated in a period of 90 days or such longer period satisfactory to the Majority Banks, but in no event to exceed six months, by irrevocably dedicating an amount of the monthly cash flow from the Borrower's and its Subsidiaries' Oil and Gas Properties to the prepayment of Advances and cash collateralization of the Letter of Credit Exposure;

Each prepayment pursuant to this Section 2.4(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

         (c) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.1(b), the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances and the Letter of Credit Exposure to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the sum of the Letter of Credit Exposure and the Existing Letter of Credit Exposure exceeds the Commitments, as so reduced. Any amount paid under the preceding sentence in respect of Letter of Credit Exposure and Existing Letter of Credit Exposure shall be held as cash collateral under Section 2.6(g). Each prepayment pursuant to this Section 2.4(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section
2.11 as a result of such prepayment being made on such date.

         (d) Asset Sales; Debt Issuances. (i) If, after giving effect to the sale, transfer or other disposition of any of the Borrower's or any of its Subsidiaries' Oil and Gas Properties, the aggregate outstanding amount of Advances plus the Letter of Credit Exposure plus the Existing Letter of Credit Exposure exceeds the Borrowing Base, the Borrower shall repay the Advances by an amount equal to such Borrowing Base deficiency, upon receipt of the proceeds of such sale, transfer, or other disposition, whether at closing of such sale, transfer, or other disposition or thereafter and (ii) upon the issuance of any Debt permitted under Section 6.2(f), the Borrower shall prepay the Advances by an amount equal to the net cash proceeds received from such Debt issuance. Each prepayment pursuant to this Section 2.4(d) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

         (e) Illegality. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder, (i) the Borrower shall, no later than 10:00 a.m. (Dallas, Texas, time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Bank or (B) if required by such notice, on the second Business Day following its receipt of such notice prepay all of the Eurodollar Rate Advances made by such Bank then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date, (ii) such Bank shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Bank for any subsequent Borrowing shall be suspended until such Bank gives notice referred to above shall notify the Agent that the circumstances causing such suspension no longer exist.

         (f) No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this
Section 2.4, and all notices given pursuant to this Section 2.4 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.4 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

         Section 2.5. Repayment of Advances. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of each Advance on the Maturity Date.

         Section 2.6. Letters of Credit.

         (a) Commitment. From time to time from the date of this Agreement until the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower on any Business Day or convert an Existing Letter of Credit to a Letter of Credit upon its renewal. No Letter of Credit shall be issued, increased, or extended and no Existing Letters of Credit shall convert to Letters of Credit:

                  (i) unless such issuance, increase, extension or conversion would not cause the Letter of Credit Exposure plus the Existing Letter of Credit Exposure to exceed the lesser of (A) $50,000,000.00 or (B) the lesser of (1) the aggregate Commitments less the aggregate outstanding principal amount of all Advances or (2) the Borrowing Base less the aggregate outstanding principal amount of all Advances;

                  (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) 12 months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancelable upon at least 30 days' notice given by the Issuing Bank to the beneficiary of such Letter of Credit) or (B) the Maturity Date;

                  (iii) unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Bank in its sole discretion;

                  (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person; and

                  (v) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application.

         (b) Participations. Upon the date of the issuance or increase of a Letter of Credit or the conversion of an Existing Letter of Credit to a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Bank's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Bank's participation in such Letter of Credit.

         (c) Issuing. Each Letter of Credit shall be issued, increased, or extended or converted from an Existing Letter of Credit pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 10:00 a.m. (Dallas, Texas, time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit or conversion of the Existing Letter of Credit, and the Agent shall give to each Bank prompt notice of thereof by telex, telephone, or telecopy. Each Letter of Credit Application shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein. After the Agent's receipt of such Letter of Credit Application and upon fulfillment of the applicable conditions set forth in
Article III, the Agent shall issue, increase, or extend such Letter of Credit or convert such

Existing Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

         (d) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank an amount equal to any amount paid by the Issuing Bank under any Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give the Agent notice of the Borrower's failure to make such reimbursement and the Agent shall promptly notify each Bank of the amount necessary to reimburse the Issuing Bank. Upon such notice from the Agent, each Bank shall promptly reimburse the Issuing Bank for such Bank's Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be a Advance to the Borrower transferred at the Borrower's request to the Issuing Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Agent notifies such Bank to make reimbursement to the Issuing Bank hereunder, such Bank shall pay interest on its Pro Rata Share thereof to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat such reimbursements to the Issuing Bank as Base Rate Advances under a Borrowing requested by the Borrower to reimburse the Issuing Bank which have been transferred to the Issuing Bank at the Borrower's request.

         (e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                  (i) any lack of validity or enforceability of any Letter of Credit Documents;

                  (ii) any amendment or waiver of, or any consent to, departure from any Letter of Credit Documents;

                  (iii) the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

                  (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (f); or

                  (v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower's rights under Section 2.6(f) below.

         (f) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

                  (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

                  (ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

                  (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

                  (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK'S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         (g) Cash Collateral Account.

                  (i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.4(b) or (c), 7.2(b), or 7.3(b), then the Borrower and the Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Agent's standard form assignment of deposit accounts, that the Agent requests in connection therewith to establish the Cash Collateral Account and grant the Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Agent and grants the Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

                  (ii) So long as no Event of Default exists, (A) the Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Agent shall release to the Borrower at the Borrower's written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure. During the existence of any Event of Default, the Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Agent, regardless of any Letter of Credit Exposure which may remain outstanding. The Agent may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.

                  (iii) The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

         Section 2.7. Fees.

         (a) Commitment Fees.

                  (i) The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee per annum equal to the Applicable Margin for commitment fees in effect from time to time on the average daily amount by which such Bank's Pro Rata Share of the Borrowing Base exceeds the sum of such Bank's outstanding Advances and such Bank's Pro Rata Share of the Letter of Credit Exposure, from the Effective Date until the Maturity Date.

                  (ii) The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December during the term of this Agreement and on the Maturity Date.

         (b) Agent Fees. The Borrower agrees to pay to the Agent for the benefit of the Agent the fees described in the letter dated November 5, 2001, from the Agent to the Borrower (the "Agent's Fee Letter").

         (c) Bank Fees. The Borrower agrees to pay to the Agent for the ratable benefit of the Banks on the Effective Date, the fees agreed to between the Borrower and the Banks.

         (d) Letter of Credit Fees. The Borrower agrees to pay (i) to the Agent for the pro rata benefit of the Banks a per annum fee for each Letter of Credit issued hereunder equal to the Applicable Margin for Eurodollar Advances on the face amount of such Letter of Credit, but with minimum annual fee of $500.00 on each Letter of Credit and (ii) to the Agent for the benefit of the Issuing Bank a fee for each Letter of Credit equal to 0.125% per annum of the face amount of such Letter of Credit. Each such fee shall be payable quarterly in arrears after the date of the issuance, increase or extension of the Letter of Credit, but, in the case of an increase or extension only, on the amount of such increase or for the period of such extension.

         Section 2.8. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

         (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable in arrears on the last day of March, June, September, and December and on the date such Base Rate Advance shall be paid in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum.

         (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum.

         (c) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (A) the Eurodollar Rate for the Interest Period for such Advance from (B) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Borrower through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

         (d) Usury.

                  (i) If, with respect to any Bank, the effective rate of interest contracted for under the Credit Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Bank hereunder shall bear interest at a rate which would make the effective rate of interest for such Bank under the Credit Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the "Lost Interest") has been recaptured by such Bank.

                  (ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Bank the interest rates charged under
         Section 2.8 hereunder shall be retroactively increased such that the effective rate of interest under the Credit Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.

                  (iii) NOTWITHSTANDING the foregoing or any other term in this Agreement and the Credit Documents to the contrary, it is the intention of each Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Bank's option be applied to the outstanding amount of the loans made hereunder by such Bank or be refunded to the Borrower.

         Section 2.9. Payments and Computations.

         (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Dallas, Texas, time) on the day when due in Dollars to the Agent at 901 Main Street, 49th Floor, Dallas, Texas 75202 (or such other location as the Agent shall designate in writing to the Borrower), in same day funds. The Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Bank, or a specific Bank pursuant to Section 2.7(b), 2.8(c), 2.11, 2.12, 2.13, 8.5, or 9.7,
but after taking into account payments effected pursuant to Section 9.4) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

         (b) Computations. All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate and of fees shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

         (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         (d) Agent Reliance. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day.

         Section 2.10. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

         Section 2.11. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.4, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower through the Agent, pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.

         Section 2.12. Increased Costs.

         (a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

         (b) Capital Adequacy. If any Bank or the Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend or the Issuing Bank's commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days' prior written notice by such Bank or the Issuing Bank (with a copy of any such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Bank or to the Issuing Bank, as the case may be, from time to time as specified by such Bank or the Issuing Bank, additional amounts sufficient to compensate such Bank or the Issuing Bank, in light of such circumstances, (i) with respect to such Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend under this Agreement and (ii) with respect to the Issuing Bank, to the extent that the Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit for such increased cost. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Bank or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

         (c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Bank's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank, the

Borrower shall pay to the Issuing Bank, from time to time as specified by the Issuing Bank, additional amounts which shall be sufficient to compensate the Issuing Bank for such increased cost. A certificate as to such increased cost incurred by the Issuing Bank, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

         Section 2.13. Taxes.

         (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.9, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank, and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Issuing Bank, or the Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and, in the case of each Bank and the Issuing Bank, Taxes by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank, the Issuing Bank, or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Bank, the Issuing Bank, or the Agent (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower's obligation to deduct or withhold Taxes is caused solely by such Bank's, the Issuing Bank's, or the Agent's failure to provide the forms described in paragraph (d) of this
Section 2.13 and such Bank, the Issuing Bank, or the Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

         (c) Indemnification. THE BORROWER INDEMNIFIES EACH BANK, THE ISSUING BANK, AND THE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.13) PAID BY SUCH BANK, THE ISSUING BANK, OR THE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE AGENT FOR THE BENEFIT OF ANY

PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE AGENT ON BEHALF OF ITSELF AS AGENT, THE ISSUING BANK, OR ANY SUCH BANK. IF ANY BANK, THE AGENT, OR THE ISSUING BANK RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS PARAGRAPH (C), SUCH BANK, THE AGENT, OR THE ISSUING BANK, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER'S SHARE OF SUCH REFUND.

         (d) Foreign Bank Withholding Exemption. Each Bank and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance and from time to time thereafter if requested in writing by the Borrower (i) Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP, or W-8IMY as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Bank from withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue
Code), certifying that such Bank is entitled to an exemption from tax on payments pursuant to this Agreement or any of the other Credit Documents If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and, in the case of a Form W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms.

                                  ARTICLE III

                              CONDITIONS OF LENDING

         Section 3.1. Conditions Precedent to Amendment and Restatement. This Agreement shall be effective and the Existing Credit Agreement shall be amended and restated as provided in this Agreement on the date the following conditions precedent are met.

         (a) Documentation. On or before the day on which the initial Borrowing is made or the initial Letters of Credit are issued, the Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent and the Banks, and, where applicable, in sufficient copies for each Bank:

                  (i) This Agreement and the Notes;

                  (ii) A favorable opinion of the Borrower's general counsel, dated as of The Effective Date, and substantially in the form of the attached Exhibit H-1 covering the matters discussed in such Exhibit and such other matters as any Bank through the Agent may reasonably request;

                  (iii) A favorable opinion of Bracewell & Patterson, L.L.P., counsel to the Agent, dated as of the Effective Date, and substantially in the form of the attached Exhibit H-2;

                  (iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the existence of the Borrower, a certificate of good standing for the Borrower, the certificate of incorporation of the Borrower, the bylaws of the Borrower, the resolutions of the Board of Directors of the Borrower authorizing this Agreement and related transactions, and the incumbency and signatures of the officers of the Borrower authorized to execute this Agreement and related documents;

                  (v) A certificate of the Secretary or an Assistant Secretary of each Guarantor certifying the existence of such Guarantor, a certificate of good standing for such Guarantor, if applicable, the certificate of incorporation, limited liability company agreement, limited partnership agreement, or other charter document of the Borrower, the bylaws, if any, of the Borrower, the resolutions of the Board of Directors, management committee or general partner of such Guarantor authorizing this Agreement and related transactions, and the incumbency and signatures of the officers of such Guarantor authorized to execute its Guaranty and related documents; and

                  (vi) Such other documents, governmental certificates, agreements, and lien searches as the Agent or any Bank may reasonably request.

         (b) Payment of Fees. On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.7(b) and (c) and all costs and expenses which have been invoiced and are payable pursuant to Section 9.4.

         (c) Financial Statements. The Agent shall have reviewed and be satisfied with the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended 1998, 1999, and 2000, including balance sheets, income and cash flow statements audited by independent public accountants and prepared in conformity with GAAP and such other financial information as the Agent may request.

         (d) No Material Adverse Change. There shall not have occurred a Material Adverse Change since December 31, 2000.

         (e) No Material Litigation. The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports (i) to materially and adversely affect the Borrower or its Subsidiaries taken as a whole, or (ii) to adversely affect any transaction contemplated hereby or the ability of the Borrower and the Guarantors to perform their respective obligations under the Credit Documents.

         (f) Due Diligence. Receipt and review, with results satisfactory to the Agent and its counsel, of information regarding litigation, tax, capital budgets, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its subsidiaries.

         (g) Engineering Reports. The Agent shall have received Engineering Reports for the Oil and Gas Properties included in the Borrowing Base, including the Acquired Properties.

         (h) Environmental Condition. The Agent shall be satisfied with the environmental condition of the Borrower and its Subsidiaries' Oil and Gas Properties.

         Section 3.2. Conditions Precedent to All Borrowings. The obligation of each Bank to make an Advance on the occasion of each Borrowing and of the Issuing Bank to issue, increase, or extend any Letter of Credit or to convert an Existing Letter of Credit to a Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit or conversion of such Existing Letter of Credit:

         (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit or the conversion of such Existing Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, the issuance, increase, or extension of such Letter of Credit or the conversion of such Existing Letter of Credit, such statements are true):

                  (i) the representations and warranties contained in Article IV and the Guaranties are correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit or the conversion of such Existing Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit or the conversion of such Existing Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date and

                  (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, from the issuance, increase, or extension of such Letter of Credit or from the conversion of such Existing Letter of Credit;

         (b) the Agent shall have received such other approvals, opinions, or documents reasonably deemed necessary or desirable by any Bank as a result of circumstances occurring after the date of this Agreement, as any Bank through the Agent may reasonably request; and

         (c) in the case of the any Borrowing made or the issuance, increase, or extension of a Letter of Credit in connection with the closing of the acquisition of the Acquired Properties, (i) the Borrower shall have acquired the Acquired Properties under the Acquisition Agreement simultaneously with such Borrowing or issuance, increase, or extension and (ii) any preferential rights issues with respect to the Acquired Properties shall have been resolved so as include such properties in the Borrowing Base in a manner satisfactory to the Agent.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants as follows:

         Section 4.1. Corporate Existence; Subsidiaries. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Material Subsidiary of the Borrower has executed a Guaranty except as specified in the exception to Section 5.8.

         Section 4.2. Corporate Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Credit Documents to which it is a party and by the Guarantors of the Guaranties and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower's and the Guarantor's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene (i) the Borrower's or any Guarantor's certificate or articles, as the case may be, of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower's corporate powers, will have been duly authorized by all necessary corporate action, (a) will not contravene (i) the Borrower's certificate of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

         Section 4.3. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Credit Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

         Section 4.4. Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties have been duly executed and delivered by the Guarantors. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity.

         Section 4.5. Financial Statements. The audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2000 and the related audited consolidated statements of operations, cash flow, and stockholders' equity of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2001, and the related unaudited consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the nine months then ended, copies of which have been furnished to the Agent, fairly present, subject, in the case of the balance sheet as at September 30, 2001 and said statements of operations and cash flow for the nine months then ended, to year-end audit adjustments, the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, and such consolidated balance sheets and consolidated statements of operations, cash flow, and stockholders' equity were prepared in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission). Since the date of the Financial Statements, no Material Adverse Change has occurred.

         Section 4.6. True and Complete Disclosure. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Bank or the Agent for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is (taken as a whole) true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading as of the date of this Agreement. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

         Section 4.7. Litigation. Set forth on Schedule 4.7 is an accurate description of all of the Borrower's and its Subsidiaries' pending litigation existing on the date of this Agreement which could reasonably be expected to cause a Material Adverse Change. There is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator, which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect, or enforceability of this Agreement, any Note, or any other Credit Document.

         Section 4.8. Use of Proceeds. All Advances and Letters of Credit shall be used to finance the acquisition of oil and gas reserves and for general corporate purposes of the Borrower and its Subsidiaries, but in no event for the payment of dividends or other distributions or advances to the shareholders of the Borrower. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of

Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

         Section 4.9. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 4.10. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 4.11. Taxes. Proper and accurate (in all material respects) federal, state, local, and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time of filing) by or on behalf of the Borrower, its Subsidiaries, or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been duly filed on a timely basis or appropriate extensions have been obtained with appropriate governmental agencies in all jurisdictions in which such returns, reports, and statements are required to be filed, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge, or loss may be added thereto for non-payment thereof, except where contested in good faith by appropriate proceedings. The reserves for accrued taxes reflected in the financial statements delivered to the Banks under this Agreement are adequate in the aggregate for the payment of all unpaid taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such taxes or reserves therefor, the failure to pay or provide for which does not and could not cause a Material Adverse Change. Timely payment of all material sales and use taxes required by applicable law has been made by the Borrower and all other members of the Tax Group.

         Section 4.12. Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this

Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(a) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

         Section 4.13. Condition of Property; Casualties. The Borrower and each of the Guarantors has good and indefeasible title to all of its Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries are in good repair, working order and condition. Since the date of the Financial Statements, neither the business nor the material properties of the Borrower and each of its Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

         Section 4.14. No Burdensome Restrictions; No Defaults. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. The Borrower and the Guarantors are not in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Guarantor is a party and which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Guarantor has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Guarantor is a party. No Default has occurred and is continuing.

         Section 4.15. Environmental Condition.

         (a) Permits, Etc. Except as set forth on Schedule 4.15(a), the Borrower and its Subsidiaries (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.

         (b) Certain Liabilities. Except as set forth on Schedule 4.15(b), to the Borrower's actual knowledge, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

         (c) Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, or its present or former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower's best knowledge, future liability, if any, of the Borrower and its Subsidiaries which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

         Section 4.16. Permits, Licenses, Etc. The Borrower and its Subsidiaries possess all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business. The Borrower and its Subsidiaries manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

         Section 4.17. Gas Contracts. Neither the Borrower nor any of its Subsidiaries, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower's consolidated Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) has produced gas, in any material amount, subject to, and none of the Borrower's consolidated Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower or its relevant Subsidiary has established monetary reserves adequate in amount in accordance with GAAP to satisfy such obligations.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

         So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, the Borrower agrees, unless the Majority Banks shall otherwise consent in writing, to comply with the following covenants.

         Section 5.1. Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; provided, however, that this Section 5.1 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

         Section 5.2. Maintenance of Insurance. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control.

         Section 5.3. Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights, franchises, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.4.

         Section 5.4. Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and
(b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

         Section 5.5. Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Agent and any Bank or any of its agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors; provided however, the Agent or the Bank for whose benefit such inspection and visitation is made assumes sole responsibility for the condition of any property of the Borrower or its Subsidiaries so visited and inspected, the access and egress thereto (including, but not limited to wharves, docks, and helicopter landing areas), and any vice or defect therein or thereon, and assumes all responsibility for and hereby releases and indemnifies the Borrower, its Affiliates, and their officers, directors, employees, and agents against any claim for damage or injury to or by the Agent or such Bank (or the representatives thereof) or to the Borrower's or its

Subsidiaries' property which may be occasioned by such inspection and visitation of the Borrower's or its Subsidiaries' property.

         Section 5.6. Reporting Requirements. The Borrower shall furnish to the Agent and each Bank:

         (a) Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of operations, cash flows, and stockholders' equity of the Borrower and its Subsidiaries for such fiscal year, in each case certified by Arthur Andersen L.L.P. or other independent certified public accountants of national standing and including any management letters delivered by such accountants to the Borrower in connection with such audit, (ii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower, and
(iii) a copy of the annual financial budget for the current fiscal year;

         (b) Quarterly Financials. As soon as available and in any event not later than 90 days after the end of each of the first three quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and the consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by the Chief Financial Officer or Chief Accounting Officer of the Borrower as having been prepared in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission), together with a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower;

         (c) Oil and Gas Reserve Reports.

                  (i) As soon as available but in any event on or before March 31 of each year, an engineering report in form and substance meeting the requirements of the Securities and Exchange Commission for financial reporting purposes, certified by Atwater Consultants, Ltd., Cawley, Gillespie and Associates, Inc., or other firm of independent consulting petroleum engineers approved by the Agent, as fairly setting forth (A) the proved and producing, shut in, behind pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrower's consolidated Oil and Gas Properties as of the last day of the previous year, (B) the aggregate present value, determined on the basis of stated pricing assumptions, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate, and (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties.

                  (ii) As soon as available but in any event on or before September 30 of each year beginning with September 30, 2002, an internal engineering report in form and substance satisfactory to the Agent setting forth (A) the proved and producing, shut in, behind pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrower's consolidated Oil and Gas Properties as of June 30 of such year (B) the aggregate present value, determined on the basis of stated pricing assumptions, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate and (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties.

                  (iii) The Agent and the Banks acknowledge that the Oil and Gas Reserve Reports contain certain proprietary information including geological and geophysical data, maps, models, and interpretations necessary for determining the Borrowing Base and the creditworthiness of the Borrower and the Guarantors. The Agent and the Banks agree to maintain the confidentiality of such information except as required by law. The Agent and the Banks may share such information with potential transferees of their interests under this Agreement if such transferees agree to maintain the confidentiality of such information.

         (d) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

         (e) Securities Law Filings. Except as provided in paragraphs (a) and
(b) above, promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiary sends to or files with the United States Securities and Exchange Commission or sends to any shareholder of the Borrower;

         (f) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any of its Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

         (g) Termination of Plans. Promptly and in any event within two Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

         (h) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

         (i) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the EPA, or any other Governmental Authority, concerning
(i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (ii) any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor, including without limitation any notice of potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

         (j) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, or Agreement with any Governmental Authority;

         (k) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which they or their properties may be bound;

         (l) Disputes, Etc. Prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries; and

         (m) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Bank through the Agent may from time to time reasonably request. The Agent agrees to provide the Banks with copies of any material notices and information delivered solely to the Agent pursuant to the terms of this Agreement.

         Section 5.7. Maintenance of Property. Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated property, equipment, buildings, and fixtures in good condition and repair; and shall abstain, and cause each of its Subsidiaries to abstain from, and not knowingly or willfully permit the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to result in Response activities the costs of which would exceed the accrual established by Borrower or by any of its Subsidiaries for those purposes.

         Section 5.8. New Subsidiaries. Upon the creation or acquisition of any Material Subsidiary after the date of this Agreement or if an existing Subsidiary becomes a Material Subsidiary after the date of this Agreement, the Borrower shall cause such Subsidiary to execute and deliver to the Agent (a) a Guaranty with such changes as the Agent may reasonably request and (b) evidence of corporate authority to enter into such Guaranty as the Agent may reasonably request, including, without limitation, a legal opinion regarding the enforceability of such Guaranty; except that Conoco Offshore Inc. or its successor shall not be required to execute and deliver a Guaranty until March 15, 2002.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment, the Borrower agrees, unless the Majority Banks otherwise consent in writing, to comply with the following covenants.

         Section 6.1. Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:

         (a) Liens securing the Obligations;

         (b) Liens specified in the attached Schedule 6.1 on the Property owned by the Borrower and its Subsidiaries which is specified therein securing only the Debt disclosed to be secured by such Liens therein;

         (c) Liens securing purchase money indebtedness permitted under Section 6.2(c), provided that each such Lien encumbers only the property acquired in connection with the creation of any such purchase money indebtedness;

         (d) Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

         (e) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;

         (f) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

         (g) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or the relevant Subsidiary or materially detract from the value or use of the Property to which they apply;

         (h) Liens of record under terms and provisions of the leases, unit agreements, assignments, and other transfer of title documents in the chain of title under which the Borrower or the relevant Subsidiary acquired the Property, which have been disclosed to the Agent;

         (i) Liens to secure plugging and abandonment obligations; and

         (j) Liens to secure surety bonds in an aggregate amount not to exceed $5,000,000.

         Section 6.2. Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

         (a) Debt of the Borrower and its Subsidiaries under the Credit
Documents;

         (b) Debt of the Borrower existing on the date hereof and disclosed in the attached Schedule 6.2 and any extensions, rearrangements, and modifications thereof which do not increase the principal amount thereof or the interest rate charged thereon above a market rate of interest;

         (c) Debt existing in connection with Property or assets acquired by the Borrower after date of this Agreement not to exceed $5,000,000.00 in outstanding principal amount (excluding gas balancing liabilities assumed in the acquisition of Oil and Gas Properties);

         (d) Debt for borrowed money owed by any Subsidiary of the Borrower to the Borrower;

         (e) Debt in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; and

         (f) in addition to any Debt permitted under paragraph (b) of this
Section 6.2, up to $50,000,000.00 of unsecured senior subordinated notes with terms satisfactory to the Agent and the Majority Banks.

         Section 6.3. Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document) which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired or (b) limits Restricted Payments to or any advance by any of the Borrower's Subsidiaries to the Borrower.

         Section 6.4. Merger or Consolidation; Asset Sales. The Borrower shall not, and shall not permit any of its Subsidiaries to:

         (a) merge or consolidate with or into any other Person, except that the Borrower may merge with any of its wholly-owned Subsidiaries and any of the Borrower's wholly-owned Subsidiaries may merge with another of the Borrower's wholly-owned Subsidiaries, provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation; or

         (b) sell, lease, transfer, or otherwise dispose of any of its Property outside of the ordinary course of business, except (i) sales of assets outside the ordinary course of business in an aggregate amount for any fiscal year not to exceed $5,000,000.00 and (ii) sales of assets outside the ordinary course of business which the Borrower has provided the Agent and the Banks with 10 days' advance notice of, provided that such proposed sales will not in the judgment of the Majority Banks cause the aggregate outstanding amount of the Advances plus the sum of the Letter of Credit Exposure and the Existing Letter of Credit Exposure to exceed the Borrowing Base after removing such assets from the Borrowing Base under Section 2.2(e).

         Section 6.5. Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay any Restricted Payment other than Restricted Payments from a Subsidiary of the Borrower to the Borrower.

         Section 6.6. Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:

         (a) Liquid Investments;

         (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

         (c) ordinary course of business contributions, loans, or advances to, or investments in, (i) a directly or indirectly wholly-owned Subsidiary of the Borrower, or (ii) the Borrower;

         (d) oil and gas farm-ins, oil and gas development joint ventures and limited partnerships, and similar transactions, in each case in the ordinary course of business; and

         (e) investments not covered by clauses (a) through (d) above in an aggregate outstanding amount not to exceed $2,000,000.00.

         Section 6.7. Limitation on Speculative Hedging. The Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, assume, or hold a speculative position in any commodities market or futures market. Borrower may continue its current production hedging program policy, including swaps, puts, and collars, to reduce price risk on quantities less than its total production.

         Section 6.8. Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement or otherwise approved in writing by the Agent, and except as described in

Schedule 6.8, the Borrower shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly: (a) any investment in any Affiliate (other than a wholly-owned Subsidiary of the Borrower); (b) any transfer, sale, lease, assignment, or other disposal of any assets to any such Affiliate or any purchase or acquisition of assets from any such Affiliate; or
(c) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate); provided that the Borrower and its Subsidiaries may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm's length transaction with a Person not such an Affiliate.

         Section 6.9. Compliance with ERISA. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) terminate, or permit any Affiliate to terminate, any Plan so as to result in any material (in the opinion of the Majority Banks) liability of the Borrower or any of its Affiliates to the PBGC or (b) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Banks) risk of such a termination by the PBGC of any Plan.

         Section 6.10. Maintenance of Ownership of Subsidiaries. Except as permitted by Section 6.4, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any of the Borrower's Subsidiaries or permit any Subsidiary to issue, sell, or otherwise dispose of any shares of its capital stock or the capital stock of any of the Borrower's Subsidiaries.

         Section 6.11. Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person (other than the Borrower or a Subsidiary of the Borrower) any property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary of the Borrower shall lease as lessee such property or any part thereof or other property which the Borrower or a Subsidiary of the Borrower intends to use for substantially the same purpose as the property sold or transferred except such transactions (a) incident to transactions permitted by Section 6.4(b), and (b) from which arise lease obligations and other rental obligations not exceeding $3,000,000.00 during any fiscal year of the Borrower.

         Section 6.12. Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, materially change the character of their business as presently and normally conducted or engage in any type of business not related to their business as presently and normally conducted.

         Section 6.13. Debt to EBITDA Ratio. The Borrower shall not permit the ratio of the Borrower's (a) consolidated Debt at any time to (b) consolidated EBITDA for the four-quarter-period ending on or immediately preceding such time to be greater than 3.25 to 1.00.

         Section 6.14. Tangible Net Worth. The Borrower shall not permit the consolidated Tangible Net Worth of the Borrower to be less than the sum of (a) $350,000,000.00, plus (b) an amount equal to 50% of the cumulative consolidated quarterly Net Income of the Borrower from October 1, 2001, through the end of the Borrower's most recently ended fiscal quarter, but excluding consolidated Net Income for any fiscal quarter in which consolidated Net Income is not positive, plus (c) an amount equal to 100% of the net cash proceeds from any sale of stock or other equity interests in the Borrower since October 1, 2001.

         Section 6.15. Subordinated Debt. The Borrower (a) shall not violate the subordination terms governing any Debt which is by its terms subordinated to the Obligations and (b) shall not amend the subordination terms governing any such Debt without prior written consent of the Majority Banks.

                                  ARTICLE VII

                                    REMEDIES

         Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

         (a) Payment. The Borrower shall fail to pay when due (i) any interest or fees payable hereunder or under the Notes within five days after the same becomes due and payable or (ii) any principal, reimbursements, indemnifications, or other amounts (other than interest and fees described in clause (i)) payable hereunder or under any other Credit Document;

         (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary of the Borrower in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

         (c) Covenant Breaches. (i)The Borrower shall (A) fail to perform or observe any covenant contained in Section 5.1, 5.2, 5.5, 5.6, 5.7, or 5.8 or
Article VI of this Agreement or (B) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i)(A) above or any other provision of this Section 7.1 if such failure shall remain unremedied for 30 days after the earlier of written notice of such default shall have been given to such Person by the Agent or any Bank or such Person's actual knowledge of such default or (ii) any Guarantor shall fail to perform or observe any covenant contained in its Guaranty;

         (d) Cross-Defaults. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $2,500,000.00 individually or when aggregated with all such Debt of the Borrower or its Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $2,500,000.00 individually or when aggregated with all such Debt of the

Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         (e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

         (f) Judgments. Any judgment or order for the payment of money in excess of $2,500,000.00 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

         (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $2,500,000.00 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

         (h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $2,500,000.00;

         (i) Borrowing Base. Any failure to cure any Borrowing Base deficiency in accordance with Section 2.4, including any failure of the dedicated cash flow from the production of the Borrower's and its Subsidiaries' Oil and Gas Properties to cure the Borrowing Base deficiency within the time period specified by and in accordance with Section 2.4(b);

         (j) Guaranties. Any provision of any Guaranty shall for any reason cease to be valid and binding on the applicable Guarantor or the applicable Guarantor shall so state in writing; or

         (k) Change of Control. (i) As a result of one or more transactions after the date of this Agreement, any "person" or "group" of persons shall have "beneficial ownership" of more than 20% of the outstanding common stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), provided that the relationships among the officers and directors of the Borrower and among the respective shareholders of the Borrower on the date of this Agreement shall not be deemed to constitute all or any combination of them as a "group" or (ii) during any period of 12 consecutive months, beginning with and after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower at any time during such period.

         Section 7.2. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.1) shall have occurred and be continuing, then, and in any such event,

         (a) the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

         (b) the Borrower shall, on demand of the Agent at the request or with the consent of the Majority Banks, deposit with the Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

         (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Guaranties and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

         Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.1 shall occur,

         (a) (i) the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

         (b) the Borrower shall deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

         (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Guaranties and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

         Section 7.4. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Agent and each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Agent or such Bank, and the other Credit Documents, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement, such Notes, or such other Credit Documents, and although such obligations may be unmatured. The Agent and each Bank agrees to promptly notify the Borrower after any such set-off and application made by the Agent or such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Bank under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Agent or such Bank may have. Notwithstanding the foregoing, Bank One, NA may not set off and apply any accounts held by the Affiliate of Bank One, NA in Lafayette so long as the funds in such accounts represent unpaid amounts due to royalty and working interest holders (including limited partnerships sponsored by the Borrower and its Subsidiaries) and other segregated funds of the Borrower and its Subsidiaries (but not any general corporate funds of the Borrower or its Subsidiaries).

         Section 7.5. Actions Under Credit Documents. Following an Event of Default, the Agent shall at the request, or may with the consent, of the Majority Banks, take any and all actions permitted under the other Credit Documents, including enforcing it rights under the Guaranties for the ratable benefit of the Banks.

         Section 7.6. Non-exclusivity of Remedies. No remedy conferred upon the Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

                                  ARTICLE VIII

                         THE AGENT AND THE ISSUING BANK

         Section 8.1. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

         Section 8.2. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE AGENT'S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or its Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries;
(e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         Section 8.3. The Agent and Its Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Agent were not an agent hereunder and without any duty to account therefor to the Banks.

         Section 8.4. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and the Interim Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it shall, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         Section 8.5. Indemnification. THE BANKS SEVERALLY AGREE TO INDEMNIFY THE AGENT AND THE ISSUING BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT AND THE ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE AGENT OR THE ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING THE AGENT'S AND THE ISSUING BANK'S OWN NEGLIGENCE), PROVIDED THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE AGENT'S AND THE ISSUING BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK AGREES TO REIMBURSE THE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

         Section 8.6. Successor Agent and Issuing Bank. The Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank only with the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent or Issuing Bank shall have been so appointed by the Majority Banks with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent's or Issuing Bank's giving of notice of resignation or the Majority Banks' removal of the retiring Agent or Issuing Bank, then the retiring Agent or Issuing Bank may, on behalf of the Banks and the Borrower, appoint a successor Agent or Issuing Bank, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00 and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Agent or Issuing Bank by a successor Agent or Issuing Bank, such successor Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Agent's or Issuing Bank's resignation or removal hereunder as Agent or Issuing Bank, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Issuing Bank under this Agreement and the other Credit Documents.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.1 or 3.2, (b) increase the Commitment of the Banks, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date, (e) change the percentage of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend Section
2.10 or this Section 9.1, (g) amend the definition of "Majority Banks," (h) release any Guarantor from its obligations under any Guaranty, or (i) release any collateral securing the Obligations; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document.

         Section 9.2. Notices, Etc. All notices and other communications shall be in writing (including, without limitation, telecopy or telex) and mailed by certified mail, return receipt requested, telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule 1 or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, telexed, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, when confirmed by telex answer-back, or when delivered by such messenger or courier, respectively, except that notices and communications to the Agent pursuant to
Article II or VIII shall not be effective until received by the Agent.

         Section 9.3. No Waiver; Remedies. No failure on the part of any Bank, the Agent, or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 9.4. Costs and Expenses. The Borrower agrees to pay on demand
(a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Agent, the Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent, the Issuing Bank, and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, and the other Credit Documents.

         Section 9.5. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

         Section 9.6. Bank Assignments and Participations.

         (a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement, (ii) the amount of the Commitments and Advances of such Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Bank, not less than $5,000,000.00 and shall be an integral multiple of $1,000,000.00,
(iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Agent) shall pay to the Agent a $3,500.00 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

         (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

         (c) The Register. The Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Notes (A) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Bank has retained any Commitment hereunder, a new Note to the order of such Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit D.

         (e) Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing any collateral, or extending the Maturity Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.11, 2.12, 2.13(c), and 9.7 as a Bank to the extent of their respective participations.

         Section 9.7. Indemnification. THE BORROWER SHALL INDEMNIFY THE AGENT, THE BANKS, THE ISSUING BANK, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, OR DAMAGES WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THEM IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED'S OWN NEGLIGENCE), BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

         Section 9.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         Section 9.9. Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.11, 2.12, 2.13(c), 9.4, and 9.7 and all of the obligations of the Banks in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

         Section 9.10. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

         Section 9.11. Business Loans. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

         Section 9.12. Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, Chapter 346 the Texas Finance Code, as amended, shall not apply to this Agreement, the Notes, or the transactions contemplated hereby. Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version).

         THE BORROWER, THE BANKS, THE ISSUING BANK AND THE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF HARRIS COUNTY, TEXAS, AND THE SOUTHERN DISTRICT OF TEXAS FOR THE RESOLUTION OF ANY DISPUTES UNDER THIS AGREEMENT AND THE CREDIT DOCUMENTS, AND HEREBY IRREVOCABLY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS IMPRACTICAL OR INCONVENIENT.

         THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

         EXECUTED as of the date first above written.

                                    BORROWER:

                                    STONE ENERGY CORPORATION



                                    By: /s/ D. PETER CANTY
                                        ----------------------------------------
                                    Name:   D. Peter Canty
                                         ---------------------------------------
                                    Title:  President and
                                            Chief Executive Officer
                                          --------------------------------------


                                    By: /s/ JAMES H. PRINCE
                                        ----------------------------------------
                                    Name:   James H. Prince
                                         ---------------------------------------
                                    Title:  Vice President and
                                            Chief Financial Officer
                                          --------------------------------------

                                    AGENT:

                                    BANK OF AMERICA, N.A.



                                    By:  /s/ RICHARD L. STEIN
                                       ----------------------------------------
                                    Name:    Richard L. Stein
                                         --------------------------------------
                                    Title:   Vice President
                                          -------------------------------------


                                    BANKS:

                                    BANK OF AMERICA, N.A.


                                    By:  /s/ RICHARD L. STEIN
                                       ----------------------------------------
                                    Name:    Richard L. Stein
                                         --------------------------------------
                                    Title:   Vice President
                                          -------------------------------------

                                    BANK ONE, NA

                                    By:  /s/ CHUCK KINGSWELL-SMITH
                                       ----------------------------------------
                                    Name:    Chuck Kingswell-Smith
                                         --------------------------------------
                                    Title:   First Vice President
                                          -------------------------------------

                                    FLEET NATIONAL BANK


                                    By:  /s/ TERRANCE RONAN
                                       ----------------------------------------
                                    Name:    Terrance Ronan
                                         --------------------------------------
                                    Title:   Managing Director
                                          -------------------------------------

                                    U.S. BANK NATIONAL ASSOCIATION


                                    By:  /s/ KATHRYN A. GAITER
                                       ----------------------------------------
                                    Name:    Kathryn A. Gaiter
                                         --------------------------------------
                                    Title:   Vice President
                                          -------------------------------------

                                    FORTIS CAPITAL CORP.


                                    By: /s/ DAVID MONTGOMERY
                                       ----------------------------------------
                                    Name:   David Montgomery
                                         --------------------------------------
                                    Title:  Vice President
                                          -------------------------------------


                                    By: /s/ DARRELL HOLLEY
                                       ----------------------------------------
                                    Name:   Darrell Holley
                                         --------------------------------------
                                    Title:  Managing Director
                                          -------------------------------------

                                    BANK OF MONTREAL


                                    By: /s/ JAMES V. DUCOTE
                                       ----------------------------------------
                                    Name:   James V. Ducote
                                         --------------------------------------
                                    Title:  Director
                                          -------------------------------------

                                    WHITNEY NATIONAL BANK


                                    By: /s/ ROBERT C. STONE
                                       ----------------------------------------
                                    Name:   Robert C. Stone
                                         --------------------------------------
                                    Title:  Senior Vice President
                                          -------------------------------------

                                    THE FUJI BANK, LIMITED


                                    By: /s/ MASATOSHI ABE
                                       ----------------------------------------
                                    Name:   Masatoshi Abe
                                         --------------------------------------
                                    Title:  Vice President and Manager
                                          -------------------------------------

                                    HIBERNIA NATIONAL BANK

                                    By: /s/ DAVID R. REID
                                       ----------------------------------------
                                    Name:   David R. Reid
                                         --------------------------------------
                                    Title:  Senior Vice President
                                          -------------------------------------

                                   SCHEDULE 1

                                  COMMITMENTS;
                  BORROWER, AGENT, AND BANK NOTICE INFORMATION;
                      LENDING OFFICES AND WIRE INSTRUCTIONS



I.       COMMITMENTS

Bank of America, N.A.               $70,000,000.00
Bank One, NA                        $52,500,000.00
Fleet National Bank                 $52,500,000.00
U.S. Bank National Association      $35,000,000.00
Bank of Montreal                    $35,000,000.00
Fortis Capital Corp.                $35,000,000.00
Whitney National Bank               $25,000,000.00
The Fuji Bank, Limited              $25,000,000.00
Hibernia National Bank              $20,000,000.00

Total Commitments                   $350,000,000.00

         [REMAINDER OF SCHEDULE 1 DELETED]